Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
Analyst Contact: Jim Mabry (843) 529-5593

South State Corporation Reports Second Quarter Net Income;

Increases Quarterly Cash Dividend

COLUMBIA, S.C.—July 22, 2016—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and six-month period ended June 30, 2016.  Highlights of the second quarter 2016 include the following:

•	Net income was $24.5 million for the 2Q 2016 equal to the 1Q 2016, while net operating earnings improved by $3.5 million to $28.5 million from 1Q 2016 of $25.0 million, a 13.8% increase
o	Earnings per share (EPS) – diluted was $1.01 for 1Q and 2Q of 2016 compared to $1.03 in 2Q 2015, a 1.9% decrease;
o	Operating earnings per share – diluted was $1.18 for 2Q 2016 compared to $1.04 for 1Q 2016 and $1.09 in 2Q 2015, a 8.3% increase;
o	Increased dividend paid to common shareholders by 25.0%, or $0.06, since June 30, 2015

•	Net loan growth (non-acquired loans exceeded acquired loan runoff) during 2Q 2016 was $253.1 million, or 16.5% annualized
o	Non-acquired loan growth totaled $344.2 million or 31.0% annualized growth; which
o	Outpaced acquired loan runoff of $91.1 million

•	Performance ratios 2Q 2016 to 1Q 2016
o	Return on average assets was 1.13% compared to 1.15%
o	Operating return on average assets improved to 1.32% from 1.18%
o	Return on average tangible equity was 14.59% compared to 15.04%
o	Operating return on average tangible equity improved to 16.85% from 15.36%
o	Efficiency ratio was 64.54% compared to 64.07%
o	Operating efficiency ratio improved to 60.81% from 63.22% (excluding branch consolidation expenses and the charge for the early termination of the FDIC loss share agreements)

•	Balance sheet 2Q 2016
o	Cash and cash equivalents decreased by $215.4 million with growth in loans
o	Other real estate owned (“OREO”) decreased $3.5 million to $22.4 million, including the disposition of 45 properties during the second quarter of 2016
o	Early termination of loss share agreements with the FDIC during the 2Q 2016
o	Noninterest bearing deposits increased by $96.6 million, or 19.2% annualized
o	Shareholders’ equity increased $22.3 million to $1.1 billion
o	Equity to assets improved to 12.66% from 12.48%
o	Tangible equity to tangible assets improved to 8.66% from 8.43%

•	Asset quality improvement from 1Q 2016
o	Nonperforming assets (NPAs) declined by 8.0%, or $4.0 million, to $45.9 million
o	NPAs to total assets improved to 0.53% from 0.58%
o	Net charge offs on non-acquired loans were 0.06% in 2Q 2106 down from 0.09%

o	Net charge offs on acquired non-credit impaired loans decreased to 0.07% in 2Q 2016 compared to 0.08%
o	Coverage ratio of ALLL on non-acquired non-performing loans improved to 201.1% from 182.6%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend of $0.31 per share payable on its common stock.  This per share amount is $0.01 per share, or 3.3% higher than the dividend paid in the immediately preceding quarter and is $0.06 per share, or 24.0%, higher than a year ago.  The dividend will be payable on August 19, 2016 to shareholders of record as of August 12, 2016.

Merger with Southeastern Bank Financial Corporation (“SBFC” or “Southeastern”)

On June 17, 2016, we announced jointly the signing of a definitive merger agreement with SBFC.  As of March 31, 2016, SBFC, headquartered in Augusta, Georgia, had approximately $1.9 billion in assets, $1.6 billion in deposits and $1.0 billion in loans.  This merger will add 12 offices in the Augusta, Ga and Aiken, SC markets.  Southeastern currently ranks second in market share in the Augusta metro market.  Under the terms of the agreement, shareholders of Southeastern are expected to receive 0.7307 shares of South State Corporation stock for each share of SBFC common stock.  Pending regulatory and shareholder approvals, the closing and system conversion is scheduled to occur in the first quarter of 2017.

Branch Initiatives - Update

The Company announced the consolidation of 11 locations during the second, third and fourth quarters of 2016.  During the second quarter, the Company closed 8 locations.  The remaining three locations will be closed during third and fourth quarter of 2016.  The expected one-time cost and cost savings remain on target as previously disclosed.

Second Quarter 2016 Financial Performance

	Three Months Ended					Six Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	June 30,
(Dollars in thousands, except per share data)	2016	2016	2015	2015	2015	2016	2015
INCOME STATEMENT
Interest income
Loans, including fees (8)	$77,154	$77,254	$77,462	$79,857	$79,407	$154,408	$158,254
Investment securities, federal funds sold and securities purchased under agreements to resell	6,225	6,561	6,314	5,705	5,358	12,786	10,509
Total interest income	83,379	83,815	83,776	85,562	84,765	167,194	168,763
Interest expense
Deposits	1,368	1,600	1,794	1,811	1,737	2,969	3,740
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	612	613	550	736	751	1,225	1,698
Total interest expense	1,980	2,213	2,344	2,547	2,488	4,194	5,438
Net interest income	81,399	81,602	81,432	83,015	82,277	163,000	163,325
Provision for loan losses (1)	2,728	2,557	826	1,075	3,145	5,286	3,963
Net interest income after provision for loan losses	78,671	79,045	80,606	81,940	79,132	157,714	159,362
Noninterest income	32,118	30,041	29,197	29,771	30,082	62,160	56,588
Pre-tax operating expense	72,280	71,072	70,264	70,103	69,292	143,352	139,777
Branch consolidation expense	1,573	958	1,617	3,091	2,237	2,531	2,237
Total noninterest expense	73,853	72,030	71,881	73,194	71,529	145,883	142,014
Income before provision for income taxes	36,936	37,056	37,922	38,517	37,685	73,991	73,936
Provision for income taxes	12,420	12,562	12,387	13,377	12,813	24,981	25,138
Net income	$24,516	24,494	25,535	25,140	24,872	49,010	48,798

Operating Earnings (non-GAAP) (3)
Net income (GAAP)	$24,516	$24,494	$25,535	$25,140	$24,872	$49,010	$48,798
Securities (gains) losses, net of tax	—	(81)	—	—	—	(81)	—
Other than temporary impairment, net of tax	—	—	329	—	—	—	—
FDIC LSA Early Termination, net of tax	2,938					2,938
Branch consolidation expense	1,044	634	1,089	2,017	1,476	1,677	1,476
Net operating earnings (non-GAAP)	$28,498	$25,047	$26,953	$27,157	$26,348	$53,544	$50,274

Basic earnings per common share	$1.02	$1.02	$1.06	$1.05	$1.04	$2.04	$2.04
Diluted earnings per common share	$1.01	$1.01	$1.05	$1.04	$1.03	$2.02	$2.02
Operating earnings per common share - Basic (non-GAAP) (3)	$1.19	$1.04	$1.12	$1.13	$1.10	$2.23	$2.10
Operating earnings per common share - Diluted (non-GAAP) (3)	$1.18	$1.04	$1.11	$1.12	$1.09	$2.22	$2.08
Dividends per common share	$0.30	$0.28	$0.26	$0.25	$0.24	$0.58	$0.47
Basic weighted-average common shares outstanding	23,995,054	23,969,080	23,986,795	23,984,417	23,980,602	23,977,137	23,947,160
Diluted weighted-average common shares outstanding	24,237,457	24,191,065	24,267,937	24,285,228	24,258,014	24,204,812	24,213,710
Effective tax rate	33.63%	33.90%	32.66%	34.73%	34.00%	33.76%	34.00%

The Company reported consolidated net income of $24.5 million, or $1.01 per diluted common share for the three-months ended June 30, 2016 equal to the first quarter of 2016.  Interest income was down $436,000 primarily from lower income from investment securities.  This decline was partially offset by lower interest expense of $233,000 which was the result of lower yield and lower balances on certificates and other time deposits.  The provision for loan losses increased by a net $170,000.  The provision for loan losses on non-acquired loans increased by $520,000, and was offset by the decline in the provision for loan losses on acquired loans by $350,000.  Noninterest income increased by $2.1 million from the following items:   Mortgage banking income increased by $1.4 million primarily from additional gains from the sale of mortgage loans; improved fees on deposit accounts of $1.4 million primarily from bankcard services; and additional income from the resolution of acquired loans of $2.2 million.  These improvements were offset partially by a $3.0 million increase in the amortization of indemnification asset, which resulted from the early termination of the FDIC loss share agreements.  Noninterest expense increased by $1.8 million with $615,000 coming from branch consolidation expenses and $1.1 million coming from operational charge offs, increased sales and use tax, and increased secondary mortgage repurchase activity.  During the quarter, our effective income tax rate declined to 33.63% from 33.90% in the first quarter of 2016.

“These results reflect the ongoing progress in many areas of our company.  Our growth is driven by attracting talented bankers to the team, and a strong and growing reputation as the alternative to the big banks.  We see this activity across our markets and it is balanced across loan categories and lines of business,” said Robert R. Hill, Jr., CEO of South State Corporation.  “Growth in customer relationships is also creating shareholder value.  Increasing tangible book value, earnings per share, and dividends are priorities, and all are evident in the results for the quarter and for the first half of 2016.  Our team is well-positioned to make further gains with a strong and liquid balance sheet, and competitive products and services.  We look forward to the Southeastern Bank Financial Corporation merger and welcoming their talented team in early 2017.”

Balance Sheet and Capital

	Ending Balance
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2016	2016	2015	2015	2015
BALANCE SHEET
Assets
Cash and cash equivalents	$481,912	$697,277	$695,794	$889,380	$593,382
Investment securities:
Securities held to maturity	7,921	7,920	9,314	9,314	9,659
Securities available for sale, at fair value	989,610	978,047	1,009,541	885,798	841,661
Other investments	9,529	9,539	8,893	9,031	9,031
Total investment securities	1,007,060	995,506	1,027,748	904,143	860,351
Loans held for sale	48,926	34,933	41,649	48,985	73,055
Loans:
Acquired credit impaired	658,835	692,437	733,870	768,606	823,981
Acquired non-credit impaired	941,886	999,238	1,049,538	1,107,440	1,171,672
Non-acquired	4,816,875	4,472,668	4,220,726	3,994,716	3,788,399
Less allowance for non-acquired loan losses (1)	(36,939)	(35,115)	(34,090)	(35,116)	(34,782)
Loans, net	6,380,657	6,129,228	5,970,044	5,835,646	5,749,270
FDIC receivable for loss share agreements	—	2,091	4,401	7,942	11,035
Other real estate owned ("OREO")	22,427	25,953	30,554	31,378	35,042
Premises and equipment, net	177,950	176,412	174,537	174,662	171,582
Bank owned life insurance	102,815	102,199	101,588	100,967	100,363
Deferred tax asset	25,915	32,045	37,827	40,090	45,911
Mortgage servicing rights	22,350	23,697	26,202	24,665	25,325
Core deposit and other intangibles	43,629	45,521	47,425	49,982	45,260
Goodwill	338,340	338,340	338,340	338,342	317,688
Other assets	72,012	67,555	61,239	53,694	56,720
Total assets	$8,723,993	$8,670,757	$8,557,348	$8,499,876	$8,084,984

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$2,117,246	$2,020,632	$1,976,480	$1,927,309	$1,844,973
Interest-bearing	5,046,680	5,141,316	5,123,948	5,150,700	4,822,555
Total deposits	7,163,926	7,161,948	7,100,428	7,078,009	6,667,528
Federal funds purchased and securities sold under agreements to repurchase	341,064	312,034	288,231	260,521	287,903
Other borrowings	55,254	55,210	55,158	55,107	55,055
Other liabilities	59,406	59,511	54,147	57,927	50,719
Total liabilities	7,619,650	7,588,703	7,497,964	7,451,564	7,061,205

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	60,488	60,445	60,407	60,529	60,494
Surplus	703,445	701,462	703,929	706,227	704,625
Retained earnings	333,900	316,642	298,919	279,681	260,591
Accumulated other comprehensive income (loss)	6,510	3,505	(3,871)	1,875	(1,931)
Total shareholders' equity	1,104,343	1,082,054	1,059,384	1,048,312	1,023,779
Total liabilities and shareholders' equity	$8,723,993	$8,670,757	$8,557,348	$8,499,876	$8,084,984

Common shares issued and outstanding	24,195,226	24,177,833	24,162,657	24,211,793	24,197,531

At June 30, 2016, the Company’s total assets were $8.7 billion, an increase of $53.2 million from March 31, 2016 and an increase of $166.6 million from December 31, 2015.  During the second quarter of 2016, the Company experienced asset growth primarily in loans of $253.3 million, excluding the change in the allowance for loan losses, and in investment securities totaling $11.6 million.  These increases were primarily offset by a decline in cash and cash equivalents of $215.4 million from funding the loan growth during the quarter.  OREO declined by $3.5 million due to the disposition of 45 properties during the second quarter.  Mortgage servicing rights asset decreased $1.3 million due to the decline in fair value of the servicing rights from the decrease in interest rates during the quarter.  Our net deferred tax asset decreased $6.1 million primarily from the increase in the deferred tax liability ($1.8 million) associated with the larger unrealized gain in available for sale securities, increase in deferred tax liability ($1.0 million) associated with deferred loan cost resulting from the loan growth, and less deferred tax asset ($3.0 million) associated with the recognition of acquired loan interest income.  Total deposits increased $2.0 million due to noninterest bearing deposit growth of $96.6 million, or 19.2% annualized, while interest bearing deposits decreased by $94.6 million, in time deposits and money market accounts.  Fed funds purchased and securities sold under repurchase agreements increased by $29.0 million during the second quarter.

The Company’s book value per common share increased to $45.64 per share at June 30, 2016, compared to $44.75 at March 31, 2016, and $43.84 at December 31, 2015.  Capital increased $22.3 million due primarily to net income of $24.5 million, which was offset by the common dividend paid of $7.3 million.  Accumulated other comprehensive income (“AOCI”) increased during the second quarter of 2016 due to the increased unrealized gains in the AFS securities portfolio during the quarter of $2.9 million, net of tax.  Tangible book value (“TBV”) per common share increased by $0.98 per share to $29.86 at June 30, 2016, compared to $28.88 at March 31, 2016, and increased by $1.98 per share from $27.88 at December 31, 2015.  The quarterly increase was primarily the result of earnings per share, excluding amortization of intangibles, of $1.07 and the increase in AOCI of $0.12 per share, offset by the dividend paid to shareholders of $0.30 per share.

The total risk-based capital (RBC) ratio is estimated to be 12.6% down from March 31, 2016 of 13.0%, due primarily to loan growth and the loss from the early termination of loss share agreements with the FDIC, which was announced on June 23, 2016.  Total RBC was also down from December 31, 2015 of 13.3%, for the same two reasons above.  Tier 1 leverage ratio increased from March 31, 2016 of 9.4% to 9.5% at June 30, 2016.  The Company’s capital position remains “well-capitalized” by all measures at June 30, 2016.

“During the second quarter, we had $253.1 million of net loan growth which was 16.5% annualized,” said John C. Pollok, COO and CFO.  “The termination of the loss share agreements with the FDIC should help our efficiencies and improve our results going forward.  In addition, the low interest rate environment continues to contribute to our overall low cost of funds (including noninterest bearing deposit balances) of 11 basis points down from 14 basis points a year ago.”

	Three Months Ended					Six Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2016	2016	2015	2015	2015	2016	2015
PERFORMANCE RATIOS
Return on average assets (annualized)	1.13%	1.15%	1.19%	1.20%	1.24%	1.14%	1.24%
Operating return on average assets (annualized) (non-GAAP) (3)	1.32%	1.18%	1.25%	1.29%	1.32%	1.25%	1.27%
Return on average equity (annualized)	9.02%	9.18%	9.57%	9.61%	9.78%	9.10%	9.75%
Operating return on average equity (annualized) (non-GAAP) (3)	10.48%	9.38%	10.10%	10.39%	10.36%	9.94%	10.05%
Return on average tangible common equity (annualized) (non-GAAP) (7)	14.59%	15.04%	15.99%	15.72%	16.00%	14.81%	16.10%
Operating return on average tangible common equity (annualized) (non-GAAP) (3) (7)	16.85%	15.36%	16.82%	16.92%	16.90%	16.12%	16.56%
Efficiency ratio (tax equivalent)	64.54%	64.07%	64.17%	64.39%	63.19%	64.30%	64.10%
Operating efficiency ratio (9)	60.81%	63.22%	62.72%	61.67%	61.22%	61.98%	63.09%
Dividend payout ratio (2)	29.61%	27.64%	24.66%	24.07%	23.35%	28.63%	23.29%
Book value per common share	$45.64	$44.75	$43.84	$43.30	$42.31
Tangible common equity per common share (non-GAAP) (7)	$29.86	$28.88	$27.88	$27.26	$27.31

CAPITAL RATIOS
Equity-to-assets	12.66%	12.48%	12.38%	12.33%	12.66%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.66%	8.43%	8.24%	8.14%	8.56%
Tier 1 common equity (6)	11.6%	11.6%	11.8%	11.8%	12.2%
Tier 1 leverage (6)	9.5%	9.4%	9.3%	9.3%	9.7%
Tier 1 risk-based capital (6)	12.0%	12.4%	12.7%	12.7%	13.0%
Total risk-based capital (6)	12.6%	13.0%	13.3%	13.4%	13.7%

OTHER DATA
Number of branches	118	126	127	129	119
Number of employees (full-time equivalent basis)	2,032	2,039	2,058	2,083	2,028

Asset Quality

	Ending Balance
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
(Dollars in thousands)	2016	2016	2015	2015	2015
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$18,372	$19,235	$18,747	$23,871	$24,661
Non-acquired OREO and other nonperforming assets	6,862	7,779	8,783	5,980	5,862
Total non-acquired nonperforming assets	25,234	27,014	27,530	29,851	30,523
Acquired
Acquired nonperforming loans	4,438	3,951	3,817	4,130	5,274
Acquired OREO and other nonperforming assets	16,258	18,946	22,395	25,979	29,720
Total acquired nonperforming assets	20,696	22,897	26,212	30,109	34,994
Total nonperforming assets	$45,930	$49,911	$53,742	$59,960	$65,517

	Three Months Ended					Six Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2016	2016	2015	2015	2015	2016	2015
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.77%	0.79%	0.81%	0.88%	0.92%	0.77%	0.92%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	201.06%	182.56%	181.84%	147.11%	141.04%	201.06%	141.04%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.06%	0.09%	0.14%	0.09%	0.12%	0.07%	0.06%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.07%	0.08%	0.08%	-0.05%	0.18%	0.08%	0.37%
Total nonperforming assets as a percentage of total assets	0.53%	0.58%	0.63%	0.71%	0.81%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.38%	0.43%	0.44%	0.60%	0.65%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.52%	0.60%	0.65%	0.75%	0.80%
Total nonperforming assets as a percentage of total assets (5)	0.29%	0.31%	0.32%	0.35%	0.38%

During the second quarter of 2016, overall asset quality improved as NPAs declined by $4.0 million, or 8.0%, to $45.9 million, and represented 0.53% of total assets.  Compared to June 30, 2015, NPAs have declined by $19.6 million, or 29.9%, and represented 0.81% of total assets.  During the second quarter of 2016, non-acquired NPAs, excluding acquired loans and acquired OREO, declined by $1.8 million, or 6.6%, to $25.2 million.  Non-acquired nonperforming loans decreased by $863,000, or 4.5%, and non-acquired OREO and other assets repossessed decreased $917,000, or 11.8%.  Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.52% compared to 0.60% in the first quarter of 2016.

During the second quarter, the Company reported $4.4 million in nonperforming loans related to “acquired non-credit impaired loans”.  This was an increase of $487,000 from the first quarter of 2016.  Additionally, acquired nonperforming OREO and other assets owned declined by $2.7 million to $16.3 million from March 31, 2016 and by $5.5 million from December 31, 2015.

At June 30, 2016, the allowance for non-acquired loan losses was $36.9 million, or 0.77%, of non-acquired period-end loans.  The current allowance for loan losses provides 2.01 times coverage of period-end non-acquired nonperforming loans, up from 1.83 times at March 31, 2016, and 1.82 times at December 31, 2015.  At June 30, 2015, this coverage was 1.41 times.  Net charge-offs within the non-acquired portfolio were $676,000, or 0.06% annualized, in the second quarter compared to $955,000 for the first quarter, or 0.09% annualized.  Second quarter 2015 net charge-offs totaled $1.1 million, or 0.12% annualized.  During the second quarter, the non-acquired allowance for loan losses was increased by $2.5 million compared to $2.0 million in the first quarter of 2016 through the provision for loan losses.  The increase was primarily due to the loan growth within the non-acquired loan portfolio during the second quarter of 2016.

Net charge offs related to “acquired non-credit impaired loans” were $181,000, or 0.08% annualized, and the Company recorded a provision for loan losses, accordingly, during the second quarter of 2016.  These charge-offs were relatively flat over the past three quarters.  This was lower than the second quarter 2015 of $533,000, or 0.18% annualized, net charge offs.

Total OREO decreased by $3.5 million during the second quarter to $22.4 at June 30, 2016.  This decline was primarily the result the disposition of 45 properties during the quarter.  Overall, OREO and loan related costs declined by $900,000 compared to the first quarter 2016, and decreased by $1.1 million compared to the second quarter of 2015.  This was the result of fewer write downs of property and less cost to carry of these assets (including taxes and insurance).

Net Interest Income and Margin

	Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
YIELD ANALYSIS
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$469,326	$756	0.65%	$475,217	$752	0.64%	408,611	$464	0.46%
Investment securities (taxable)	847,611	4,477	2.12%	889,106	4,793	2.17%	687,990	3,822	2.23%
Investment securities (tax-exempt)	126,934	992	3.14%	132,501	1,016	3.08%	139,473	1,072	3.08%
Loans held for sale	37,616	317	3.39%	33,933	322	3.82%	66,792	623	3.74%
Loans	6,268,711	76,837	4.93%	6,066,381	76,932	5.10%	5,713,175	78,784	5.53%
Total interest-earning assets	7,750,198	83,379	4.33%	7,597,138	83,815	4.44%	7,016,041	84,765	4.85%
Noninterest-earning assets	946,308			955,050			1,018,348
Total Assets	$8,696,506			$8,552,188			$8,034,389

Interest-Bearing Liabilities:
Transaction and money market accounts	$3,319,119	$660	0.08%	$3,271,925	$658	0.08%	$2,985,239	$681	0.09%
Savings deposits	770,582	116	0.06%	749,286	113	0.06%	677,018	110	0.07%
Certificates and other time deposits	1,004,288	592	0.24%	1,067,503	829	0.31%	1,163,359	946	0.33%
Federal funds purchased and repurchase agreements	324,105	137	0.17%	320,234	144	0.18%	306,041	105	0.14%
Other borrowings	55,228	475	3.46%	55,181	469	3.42%	55,022	646	4.71%
Total interest-bearing liabilities	5,473,322	1,980	0.15%	5,464,129	2,213	0.16%	5,186,679	2,488	0.19%
Noninterest-bearing liabilities	2,129,976			2,014,461			1,827,465
Shareholders' equity	1,093,208			1,073,598			1,020,245
Total Non-IBL and shareholders' equity	3,223,184			3,088,059			2,847,710
Total liabilities and shareholders' equity	$8,696,506			$8,552,188			$8,034,389
Net interest income and margin (NON-TAX EQUIV.)		$81,399	4.22%		$81,602	4.32%		$82,277	4.70%
Net interest margin (TAX EQUIVALENT)			4.27%			4.37%			4.75%

Non-taxable equivalent net interest income was $81.4 million for the second quarter of 2016, a $203,000 decrease from the first quarter of 2016, resulting primarily from the following:

1.

A $292.7 million increase in the average balance of non-acquired loans which resulted in an increase in non-acquired loan interest income of approximately $2.1 million; with the yield decreasing to 3.86% during the second quarter from 3.93% in the first quarter; fully offset by

2.

A $90.3 million decrease in the average balance of acquired loans from the first quarter of 2016, coupled with a 9 basis point decline in the yield resulted in a decline in acquired loan interest income of $2.2 million.  The yield declined on acquired loans from 8.03%, in the first quarter of 2016, to 7.94%, in the second quarter of 2016.  As the total loan portfolio continues to remix (more non-acquired loans and less acquired loans), the yield on the total loan portfolio declined from 5.10% in the first quarter of 2016 to 4.93% in the second quarter of 2016.  Compared to the second quarter of 2015, the loan portfolio yield declined from 5.53%; and

3.

Interest expense declined by $233,000 from the first quarter of 2016.  This decline was primarily the result of the decrease in interest expense on certificates and other time deposits.  Compared to the second quarter of 2015, interest expense declined $508,000, primarily the result of lower interest expense on certificates and other time deposits and from lower interest expense on other borrowings.  The interest rate on $20.6 million of trust preferred securities repriced to a lower floating rate from a fixed rate in the third quarter of 2015 saving $171,000.

Tax-equivalent net interest margin decreased 10 basis points from the first quarter of 2016 and declined by 48 basis points in the second quarter of 2015.  The Company’s average yield on interest-earning assets decreased 11 basis points while the average rate on interest-bearing liabilities decreased 1 basis point from the first quarter of 2016.  During the second quarter of 2016, the Company’s average total assets increased to $8.7 billion from $8.6 billion at March 31, 2016 and from $8.0 billion at June 30, 2015.  Average earning assets increased to $7.8 billion up from $7.6 billion at March 31, 2016.  Average interest-bearing liabilities remained the same at $5.5 billion for both second quarter of 2016 and first quarter of 2016 and were up compared to second quarter of 2015 at $5.2 billion.  Average non-interest bearing demand deposits increased by $104.8 million during the quarter and by $295.6 million from June 30, 2015.  Including the impact of noninterest bearing deposits, the Company’s cost of funds equaled 11 basis points in the second quarter of 2016 compared to 12 basis points in the first quarter of 2016.

Noninterest Income and Expense

	Three Months Ended					Six Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
(Dollars in thousands)	2016	2016	2015	2015	2015	2016	2015
Noninterest income:
Fees on deposit accounts	$21,539	$20,125	$21,076	$19,212	$17,699	$41,663	$34,192
Mortgage banking income	5,620	4,198	3,229	4,817	7,089	9,818	13,715
Trust and investment services income	4,911	4,785	4,643	5,489	5,051	9,697	9,985
Securities gains, net	—	122	—	—	—	122	—
Other than temporary impairment	—	—	(489)	—	—	—	—
Amortization of FDIC indemnification asset	(4,427)	(1,475)	(1,467)	(1,871)	(2,042)	(5,901)	(5,249)
Recoveries of fully charged off acquired loans	2,002	921	877	879	965	2,923	1,798
Other	2,473	1,365	1,328	1,245	1,320	3,838	2,147
Total noninterest income	$32,118	$30,041	$29,197	$29,771	$30,082	$62,160	$56,588

Noninterest expense:
Salaries and employee benefits	$40,537	$41,432	$40,550	$40,013	$39,754	$81,969	$80,741
Net occupancy expense	5,541	5,359	5,427	5,395	5,046	10,900	10,283
Information services expense	5,083	5,034	4,734	4,736	4,382	10,117	8,340
Furniture and equipment expense	3,071	2,851	2,772	2,554	2,762	5,923	5,907
Bankcard expense	3,040	2,879	2,607	2,448	2,285	5,919	4,265
OREO expense and loan related	874	1,774	1,845	2,717	2,019	2,648	5,033
Business development and staff related	2,035	1,706	1,630	1,797	1,983	3,741	4,130
Amortization of intangibles	1,892	1,904	2,266	2,078	1,964	3,795	3,980
Professional fees	1,576	1,329	1,156	1,383	1,585	2,906	2,994
Supplies, printing and postage expense	1,757	1,808	1,528	1,377	1,430	3,565	3,042
FDIC assessment and other regulatory charges	1,017	1,144	1,029	1,248	1,253	2,161	2,437
Advertising and marketing	858	645	920	1,054	1,009	1,502	1,864
Other operating expenses	4,999	3,207	3,800	3,303	3,820	8,206	6,761
Branch consolidation and conversion related expense	1,573	958	1,617	3,091	2,237	2,531	2,237
Total noninterest expense	$73,853	$72,030	$71,881	$73,194	$71,529	$145,883	$142,014

Noninterest income was higher than the first quarter of 2016 by approximately $2.1 million to $32.1 million. The increase was the result of the following:

•	Higher mortgage banking income of $1.4 million due primarily to an increased volume of mortgage loans sold and the related gain in the secondary market;
•	Higher fees on deposit accounts totaling $1.4 million. This increase was the result of higher usage of debit/ ATM cards and receipt of revenue sharing proceeds from VISA;
•	Higher recoveries on acquired credit impaired loans of $1.1 million, which resulted from not sharing recoveries during the quarter due to the early termination of our loss share agreements;
•	Resolution of acquired credit impaired loan of $1.1 million; partially offset by
•	Higher amortization of the FDIC indemnification asset by $3.0 million due to the early termination of all loss share agreements, which included a payment to the FDIC of $2.3 million.

Compared to the second quarter of 2015, noninterest income grew by $2.0 million due to $3.8 million improvement in fees of deposit accounts in bankcard services and service charges on deposit accounts primarily the result of the purchase of Bank of America branches in the third quarter of 2015, $1.1 million improvement from recoveries on acquired loans as a result of the early termination of LSAs, and $1.1 million improvement in other income due to the positive resolution of an acquired credit impaired loan.  These improvements were offset by the $4.4 million charge related to the early termination of LSAs which was $2.4 million greater than the amortization of the FDIC indemnification asset in the second quarter of 2015; and lower mortgage banking income of $1.5 million due to lower gains on sold mortgage loans offset by the positive change in fair value of the mortgage pipeline.

Noninterest expense was $73.9 million in the second quarter of 2016, an increase of $1.9 million from $72.0 million in the first quarter of 2016.  This increase was due to $615,000 of expenses related to branch consolidation with the closing of eight locations.  Other expense was higher by $1.8 million due primarily to an increase in operational charge offs, an increase in sales and use taxes, and an increase in secondary mortgage repurchase activity.  Business development and staff related expense increased by $329,000 due to the loan production during the quarter.  Professional fees increased by $247,000, as the Company prepares to pass the $10.0 billion in assets threshold.  Salaries and benefits were down during the quarter by $895,000 due primarily to lower cost related to our self-funded medical plan.  OREO expense and other loan related costs were $900,000 lower than the first quarter of 2016 due to lower write downs and less cost to carry of these assets due to the decline in OREO and nonperforming loans.

Compared to the second quarter of 2015, noninterest expense increased by $2.3 million.  The increases were in the following categories and were primarily the result of the additional branches acquired from Bank of America during the third quarter of 2015:  salary and employee benefits of $783,000, net occupancy expense of $495,000, information services expense of $701,000, bankcard expenses of $755,000, and supplies, printing and postage of $327,000.  In addition, there was $1.1 million increase in operational charge offs, donations, and passive losses on tax advantaged investments.  These increases were offset by decreases in the following categories:  OREO and loan related expenses by $1.1 million due to lower number of properties, fewer write downs, and lower carrying cost; branch consolidation cost by $664,000 and FDIC assessment and other regulatory charges by $236,000 due to lower assessment from the FDIC.

South State Corporation will hold a conference call today, July 22nd at 10 a.m. Eastern Time, during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10088427.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning July 22nd by 2:00 p.m. Eastern Time until 9:00 a.m. on August 5th, 2016.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10088427.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 24 South Carolina counties, 13 Georgia counties and 4 North Carolina counties for over 80 years. The bank also operates Minis & Co., Inc. and First Southeast 401K Fiduciaries, Inc., both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $8.7 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the

company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended					Six Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
(Dollars in thousands, except per share data)	2016	2016	2015	2015	2015	2016	2015
RECONCILIATION OF NON-GAAP TO GAAP
Operating Earnings (non-GAAP) (3)
Net operating earnings (non-GAAP)	$28,498	$25,047	$26,953	$27,157	$26,348	$53,545	$50,274
Securities (gains) losses, net of tax	—	81	—	—	—	81	—
Other than temporary impariment (OTTI), net of tax	—	—	(329)	—	—	—	—
FDIC LSA early termination, net of tax	(2,938)					(2,938)
Branch consolidation expense, net of tax	(1,044)	(634)	(1,089)	(2,017)	(1,476)	(1,678)	(1,476)
Net income (GAAP)	$24,516	$24,494	$25,535	$25,140	$24,872	$49,010	$48,798

Operating earnings per common share - Basic (3)
Operating earnings per common share - Basic (non-GAAP)	$1.19	$1.04	$1.12	$1.13	$1.10	$2.23	$2.10
Effect to adjust for securities gains (losses)	—	0.01	—	—	—	0.01	—
Effect to adjust for OTTI	—	—	(0.01)	—	—	—	—
Effect to adjust for FDIC LSA early termination	(0.12)	—	—	—	—	(0.12)	—
Effect to adjust for branch consolidation expenses	(0.05)	(0.03)	(0.05)	(0.08)	(0.06)	(0.08)	(0.06)
Earnings per common share - Basic (GAAP)	$1.02	$1.02	$1.06	$1.05	$1.04	$2.04	$2.04

Operating earnings per common share - Diluted (3)
Operating earnings per common share - Diluted (non-GAAP)	$1.18	$1.04	$1.11	$1.12	$1.09	$2.22	$2.08
Effect to adjust for securities gains (losses)	—	—	—	—	—	—	—
Effect to adjust for OTTI	—	—	(0.01)	—	—	—	—
Effect to adjust for FDIC LSA early termination	(0.12)	—	—	—	—	(0.12)	—
Effect to adjust for branch consolidation expenses	(0.05)	(0.03)	(0.05)	(0.08)	(0.06)	(0.08)	(0.06)
Earnings per common share - Diluted (GAAP)	$1.01	$1.01	$1.05	$1.04	$1.03	$2.02	$2.02

Operating Return of Average Assets (3)
Operating return on average assets (non-GAAP)	1.32%	1.18%	1.25%	1.29%	1.32%	1.25%	1.27%
Effect to adjust for securities gains (losses)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for OTTI	0.00%	0.00%	-0.02%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for FDIC LSA early termination	-0.14%	0.00%	0.00%	0.00%	0.00%	-0.07%	0.00%
Effect to adjust for branch consolidation expenses	-0.05%	-0.03%	-0.04%	-0.09%	-0.08%	-0.04%	-0.03%
Return on average assets (GAAP)	1.13%	1.15%	1.19%	1.20%	1.24%	1.14%	1.24%

Operating Return of Average Equity (3)
Operating return on average equity (non-GAAP)	10.48%	9.38%	10.10%	10.39%	10.36%	9.94%	10.05%
Effect to adjust for securities gains (losses)	0.00%	0.03%	0.00%	0.00%	0.00%	0.02%	0.00%
Effect to adjust for OTTI	0.00%	0.00%	-0.12%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for FDIC LSA early termination	-1.08%	0.00%	0.00%	0.00%	0.00%	-0.55%	0.00%
Effect to adjust for branch consolidation and conversion expenses	-0.38%	-0.23%	-0.41%	-0.78%	-0.58%	-0.31%	-0.30%
Return on average equity (GAAP)	9.02%	9.18%	9.57%	9.61%	9.78%	9.10%	9.75%

Operating Return on Average Common Tangible Equity (3) (7)
Operating return on average common tangible equity (non-GAAP)	16.85%	15.36%	16.82%	16.92%	16.90%	16.12%	16.56%
Effect to adjust for securities gains (losses)	0.00%	0.03%	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for OTTI	0.00%	0.00%	-0.12%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for FDIC LSA early termination	-1.66%	0.00%	0.00%	0.00%	0.00%	-0.84%	0.00%
Effect to adjust for branch consolidation and conversion expenses	-0.59%	-0.24%	-0.41%	-0.77%	-0.58%	-0.48%	-0.30%
Effect to adjust for intangible assets	-5.58%	-5.97%	-6.72%	-6.54%	-6.54%	-5.70%	-6.51%
Return on average common equity (GAAP)	9.02%	9.18%	9.57%	9.61%	9.78%	9.10%	9.75%

Tangible Book Value Per Common Share (7)
Tangible book value per common share (non-GAAP)	$29.86	$28.88	$27.88	$27.26	$27.31
Effect to adjust for intangible assets	15.78	15.87	15.96	16.04	15.00
Book value per common share (GAAP)	$45.64	$44.75	$43.84	$43.30	$42.31

Tangible Equity-to-Tangible Assets (7)
Tangible equity-to-tangible assets (non-GAAP)	8.66%	8.43%	8.24%	8.14%	8.56%
Effect to adjust for intangible assets	4.00%	4.05%	4.14%	4.19%	4.10%
Equity-to-assets (GAAP)	12.66%	12.48%	12.38%	12.33%	12.66%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.

(3)

Operating earnings, operating return on average assets, and operating return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, branch consolidation and conversion expense, and FDIC LSA early termination cost.  Management believes that non-GAAP operating measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Operating earnings and the related operating return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax branch consolidation and conversion expense of $1.6 million, $958,000, $1.6 million, $3.1 million, and $2.2 million for the quarters ended June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015 and June 30, 2015, respectively; (b) OTTI of $489,000 for the quarter ended December 31, 2015; (c) securities gains of $122,000 for the quarters ended March 31, 2016, and (d) FDIC LSA early termination cost of $4.4 million for the quarter ended June 30, 2016.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	June 30, 2016 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed. All ratios are rounded down to one decimal point.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of $740,000; $1.6 million; $1.8 million; $1.6 million; and $1.6 million, respectively during the five quarters above; and $2.3 million and $3.2 million for the six months ended June 30, 2016, and 2015, respectively.

(9)

Operating efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation and conversion cost divided by net interest income and noninterest income excluding securities gains (losses), OTTI and FDIC early termination of the loss share agreement, which occurred in the second quarter of 2016.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.   The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward looking statements.  South State Corporation (“SSB”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others, the following possibilities:  the occurrence of any event, change or other circumstances that could give rise to right of one or both of the parties to terminate the definitive merger agreement between SSB and Southeastern Bank Financial Corporation (“SBFC”); the outcome of any legal proceedings that may be instituted against SSB or SBFC; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where SSB and SBFC do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;  SSB’s ability to complete the acquisition and integration of SBFC successfully; credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; liquidity risk affecting the bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; terrorist activities risk that results in loss of consumer confidence and economic disruptions; cybersecurity risk related to SSB’s dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; economic downturn risk resulting changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and other factors that may affect future results of SSB and SBFC. Additional factors that could cause results to differ materially from those described above can be found in SSB’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of SSB’s website, http://www.southstatebank.com, under the heading “SEC Filings” and in other documents SSB files with the SEC, and in SBFC’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the SEC and in other documents SBFC files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither SSB nor SBFC assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.